Exhibit 99.1

CEO JOE REDLING APPOINTED CHAIRMAN OF THE NUTRISYSTEM BOARD OF DIRECTORS

Horsham, PA - November 14, 2008-NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, announced today that Joe Redling, NutriSystem's President and CEO, was unanimously elected by the Board to serve as Chairman. NutriSystem also announced today that Mike Hagan, the Company's non-executive Chairman, will step down from the Board of Directors, effective immediately.

"Mike Hagan has been a great partner and a true friend, and has played an instrumental role in building this business over the last six years into one of the leading weight management companies in the world," said Mr. Redling. "Mike has also been a valuable resource in recent months as our new management team developed and began to execute our strategic growth plans. On behalf of the entire board and all our NutriSystem employees, I want to thank Mike for his many contributions and for helping to lay a firm foundation for future success."

"It has been an honor and a privilege to work side by side with the many talented people here at NutriSystem over the past six years and I'm proud of what we accomplished," said Mr. Hagan. "With the Company moving forward under a talented new leadership team, it is now time for me to pursue new entrepreneurial frontiers. I have complete confidence in Joe and his team and feel strongly that the Company's best days are ahead of us."

Mr. Hagan served as NutriSystem's Chairman and CEO from December 2002 through April 2008. He led the company's shift to an exclusive direct to consumer strategy. During his tenure Revenues increase from $28 million to over $700 million annually. Prior to joining NutriSystem, Mr. Hagan was the co-founder of Verticalnet, Inc., a business to business internet and software company, and held a number of executive positions at Verticalnet, Inc.. Mr. Hagan is a director of Internet Capital Group, Inc..

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the first quarter 2008, free cash flow generation, its expectations regarding the effect of economic and competitive pressures, marketing efficiency, statements about the benefits to be achieved from investments made in 2007, and from share repurchases, and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Investor Relations Contact:
Cindy Warner Investor Relations Manager NutriSystem, Inc. Tel: 215-346-8316 Email: cwarner@nutrisystem.com